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                           ARTICLES OF INCORPORATION
                                      OF
                            NATCOM BANCSHARES, INC.

                                 ------------


          The undersigned, of full age, for the purpose of forming a corporation under and pursuant to the provisions of Chapter 180, Wisconsin Statutes Annotated and all amendments thereto, hereby adopts the following Articles of Incorporation:


                                   ARTICLE I
                                     NAME

          The name of the corporation shall be NATCOM Bancshares, Inc.


                                  ARTICLE II
                          REGISTERED OFFICE AND AGENT

          The location and post office address of the corporation's registered office in the State of Wisconsin shall be 44 East Mifflin Street, Madison, Wisconsin 53703 and the registered agent shall be CT Corporation System.

                                  ARTICLE III
                                 CAPITAL STOCK

          The total authorized number of shares of the corporation shall be One Hundred Thousand (100,000), $.01 par value. The directors shall have the authority to establish more than one class or series of shares.


                                  ARTICLE IV
                              PURPOSES AND POWERS

          The corporation shall have general business purposes and shall possess all powers necessary to conduct any business in which it is authorized to engage, including but not limited to, all those powers expressly conferred upon business corporations by Chapter 180 of the Wisconsin Statutes Annotated, as it may from time to time be amended, together with those powers implied therefrom.

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                                   ARTICLE V
                                   DURATION

          The corporation shall have perpetual duration.


                                  ARTICLE VI
                     PREEMPTIVE RIGHTS; CUMULATIVE VOTING

          The shareholders of the corporation shall not have the preemptive rights provided by Section 180.0630 of the Wisconsin Statutes Annotated to subscribe for and to purchase any or all of the shares or other securities or rights to purchase shares or other securities of the corporation, now or hereafter authorized. The shareholders of the corporation shall have the right of cumulative voting.


                                  ARTICLE VII
                                 INCORPORATOR

          The name and post office address of the incorporator is as follows:

               NAME                     ADDRESS

     Daniel N. Wallin              1127 Tower Avenue
                                   Superior, WI  54880-1502



                                 ARTICLE VIII
                            LIMITATION OF LIABILITY

          A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law, (c) under section 180.0828 of the Wisconsin Statutes Annotated, or (d) for any transaction from which the director derived an improper personal benefit. If the Wisconsin Statutes Annotated is amended after this Article becomes effective to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Wisconsin Statutes Annotated, as so amended.

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          Any repeal or modification of this Article VIII by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.


                                  ARTICLE IX
                           ACTION WITHOUT A MEETING

          An action required or permitted to be taken at a meeting of the directors may be taken by written action signed by all of the directors, and in the case of an action which need not be approved by the shareholders, such action may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the directors at which all directors were present.


          IN WITNESS WHEREOF, I have hereunto set my hand this 21st day of January, 1998.


                              /s/ Daniel N. Wallin
                              -------------------------------------------------
                              Daniel N. Wallin, Incorporator

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